                                                                     EXHIBIT 2.4

                                                                       EXHIBIT C

                           EMPLOYEE MATTERS AGREEMENT

                                     BETWEEN

                         AMBASSADORS INTERNATIONAL, INC.

                                       AND

                             AMBASSADORS GROUP, INC.

                                 EFFECTIVE AS OF

                             _________________, 2001

                                TABLE OF CONTENTS

                                                                                                  PAGE
1. DEFINITIONS................................................................................      1
     1.1    Ambassadors.......................................................................      1
     1.2    Ambassadors Business..............................................................      1
     1.3    Ambassadors Group.................................................................      1
     1.4    Ambassadors Employee..............................................................      1
     1.5    Ambassadors Equity Participation Plan.............................................      1
     1.6    Ambassadors Stock Options.........................................................      1
     1.7    Affiliate.........................................................................      1
     1.8    Agreement.........................................................................      1
     1.9    Ancillary Agreements..............................................................      1
     1.10   California State Disability Insurance.............................................      2
     1.11   COBRA.............................................................................      2
     1.12   Code..............................................................................      2
     1.13   Distribution......................................................................      2
     1.14   Distribution Date.................................................................      2
     1.15   Education.........................................................................      2
     1.16   Education Business................................................................      2
     1.17   Education Group...................................................................      2
     1.18   Education Employee................................................................      2
     1.19   Education Equity Participation Plan...............................................      2
     1.20   Education Stock Options...........................................................      2
     1.21   ERISA.............................................................................      2
     1.22   FMLA..............................................................................      2
     1.23   Health and Welfare Plans..........................................................      2
     1.24   Health Plans......................................................................      2
     1.25   Intrinsic Value...................................................................      2
     1.26   Liabilities.......................................................................      2
     1.27   NASDAQ............................................................................      3
     1.28   Participating Company.............................................................      3
     1.29   Person............................................................................      3
     1.30   Plan..............................................................................      3
     1.31   Separation........................................................................      3
     1.32   Separation Agreement..............................................................      3
     1.33   Separation Date...................................................................      3
     1.34   Subsidiary........................................................................      3
     1.35   401(k) Plan.......................................................................      3

2. GENERAL PRINCIPLES.........................................................................      3
     2.1    Liabilities.......................................................................      3
     2.2    Establishment of Education Plans..................................................      4
     2.3    Education Under No Obligation to Maintain Plans...................................      4
     2.4    Education's Participation in Ambassadors Plans....................................      4
     2.5    Terms of Participation by Education Employees in Education Plans..................      4

3. DEFINED CONTRIBUTION PLAN..................................................................      5
     3.1    401(k) Plan.......................................................................      5

                                                                                                  PAGE
4. HEALTH AND WELFARE PLANS...................................................................      5
     4.1    Health Plans as of the Distribution Date..........................................      5
     4.2    Health Plans through the Distribution Date........................................      6
     4.3    Section 125 Plans.................................................................      6
     4.4    COBRA.............................................................................      6
     4.5    Workers' Compensation Plan........................................................      6

5. EQUITY AND OTHER COMPENSATION..............................................................      6
     5.1    Equity Participation Plan.........................................................      6
     5.2    Issuance of Education Stock Options...............................................      7
     5.3    Exercise Price and Number of Shares of Common Stock Underlying
            Education Stock Options...........................................................      7
     5.4    Adjustment of Exercise Price and Number of Shares of Common
            Stock Underlying Ambassadors Stock Options........................................      7
     5.5    Key Employees Education Options...................................................      7

6. ADMINISTRATIVE PROVISIONS..................................................................      7
     6.1    Sharing of Participant Information................................................      7
     6.2    Costs and Expenses................................................................      7

7. EMPLOYMENT-RELATED MATTERS.................................................................      7
     7.1    Non-Solicitation of Employees.....................................................      7
     7.2    Employment Litigation.............................................................      8

8. GENERAL PROVISIONS.........................................................................      8
     8.1    Authority.........................................................................      8
     8.2    Amendment and Execution...........................................................      8
     8.3    Counterparts......................................................................      8
     8.4    Effectiveness.....................................................................      8
     8.5    Effect If Separation And/or Distribution Does Not Occur...........................      8
     8.6    Termination.......................................................................      8
     8.7    Binding Effect; Assignment........................................................      8
     8.8    Performance.......................................................................      9
     8.9    Additional Assurances.............................................................      9
     8.10   Entire Agreement..................................................................      9
     8.11   Attachments.......................................................................      9
     8.12   Descriptive Headings..............................................................      9
     8.13   Gender and Number.................................................................      9
     8.14   Severability......................................................................      9
     8.15   Survival of Agreements............................................................      9
     8.16   Governing Law.....................................................................      9
     8.17   Notices...........................................................................      9
     8.18   Waivers; Remedies.................................................................     10
     8.19   Dispute Resolution................................................................     10
     8.20   Force Majeure.....................................................................     10

                           EMPLOYEE MATTERS AGREEMENT

       This Employee Matters Agreement (this "Agreement") is entered into as of __________, 2001, between Ambassadors International, Inc., a Delaware corporation ("Ambassadors"), and Ambassadors Group, Inc., a Delaware corporation ("Education"). Ambassadors and Education are sometimes referred to herein individually as a "party" or collectively as the "parties." Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

       WHEREAS, Ambassadors currently owns all of the issued and outstanding capital stock of Education; and,

       WHEREAS, the Board of Directors of Ambassadors has determined that it is appropriate and desirable to separate the business of the parties (the "Separation") and to distribute all of the shares of Education common stock pro rata to the holders of Ambassadors common stock (the "Distribution"), all on the terms and conditions contemplated by a Master Separation and Distribution Agreement dated _____________, 2001 (the "Separation Agreement");

       WHEREAS, in connection with the Separation and Distribution, Ambassadors and Education have agreed to enter into this Agreement to allocate between them Assets, Liabilities and responsibilities with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters;

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings. Any capitalized terms which are not defined in this Agreement shall have the meaning assigned to them in the Separation Agreement.

       1.1. "AMBASSADORS" means the Ambassadors Business and the Ambassadors Group.

       1.2. "AMBASSADORS BUSINESS" means the business and operations of Ambassadors as they currently exist, exclusive of the Education Business.

       1.3. "AMBASSADORS GROUP" has the meaning set forth in Section 6.1 of the Separation Agreement.

       1.4. "AMBASSADORS EMPLOYEE" means an individual who is actively employed by, or on leave of absence from, Ambassadors on the Distribution Date.

       1.5. "AMBASSADORS EQUITY PARTICIPATION PLAN" means the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc., as amended.

       1.6. "AMBASSADORS STOCK OPTIONS" means all stock options issued by Ambassadors under to the Ambassadors Equity Participation Plan.

       1.7. "AFFILIATE" means, with respect to any specified Person, any entity that Controls, is Controlled by, or is under common Control with such Person. For this purpose, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by control, or otherwise.

       1.8. "AGREEMENT" means this Employee Matters Agreement, including all amendments made hereto from time to time.

       1.9. "ANCILLARY AGREEMENTS" has the meaning set forth in Section 6.3 of the Separation Agreement.

       1.10. "CALIFORNIA STATE DISABILITY INSURANCE" means the disability insurance made available and administered by the State of California to employers and employees.

       1.11. "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

       1.12. "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

       1.13. "DISTRIBUTION" has the meaning set forth in Section 6.8 of the Separation Agreement.

       1.14. "DISTRIBUTION DATE" has the meaning set forth in Section 6.10 of the Separation Agreement.

       1.15. "EDUCATION" means the Education Business and the Education Group.

       1.16. "EDUCATION BUSINESS" has the meaning as set forth in Section 6.12 of the Separation Agreement.

       1.17. "EDUCATION GROUP" has the meaning as set forth in Section 6.13 of the Separation Agreement.

       1.18. "EDUCATION EMPLOYEE" means an individual who is actively employed by, or on leave of absence from, Education on the Distribution Date.

       1.19. "EDUCATION EQUITY PARTICIPATION PLAN" means the Education Equity Participation Plan adopted pursuant to Section 5 of this Agreement.

       1.20. "EDUCATION STOCK OPTIONS" means stock options issued by Education under the Education Equity Participation Plan pursuant to Section 5 of this Agreement.

       1.21. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

       1.22. "FMLA" means the Family and Medical Leave Act of 1993, as amended from time to time.

       1.23. "HEALTH AND WELFARE PLANS," when immediately preceded by "Ambassadors," means the Ambassadors Health Plans, the Ambassadors Employee Assistance Plan, the Ambassadors Code Section 125/Flexible Spending Plan (the "Ambassadors 125 Plan"), established and maintained by Ambassadors for the benefit of eligible employees of Ambassadors, and such other welfare plans or programs as may apply to such employees through the Distribution Date. When immediately preceded by "Education," Health and Welfare Plans means the Education Health Plans, the Education Employee Assistance Plan, the Education Code Section 125/Flexible Spending Plan (the "Education 125 Plan"), established and maintained by Education for the benefit of eligible employees of Education, and such other welfare plans or programs that Education may establish.

       1.24. "HEALTH PLANS," when immediately preceded by "Ambassadors," means the medical, vision, and dental plans and any similar or successor Plans. When immediately preceded by "Education," "Health Plans" means the medical, vision and dental plans that may be established by Education.

       1.25. "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments, and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto. For this purpose, "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

       1.26. "NASDAQ" means the NASDAQ National Market.

       1.27. "PARTICIPATING COMPANY" means: (i) Ambassadors; (ii) any Person (other than an individual) that Ambassadors has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by Ambassadors; and (iii) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

       1.28. "PERSON" has the meaning as set forth in Section 6.21 of the Separation Agreement.

       1.29. "PLAN" means any plan (including any of the Health and Welfare plans), policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors or consultants of Ambassadors or Education.

       1.30. "SEPARATION" has the meaning set forth in the Recitals of the Separation Agreement.

       1.31. "SEPARATION AGREEMENT" means the Master Separation and Distribution Agreement, dated as of _____________, 2001 between Ambassadors and Education.

       1.32. "SEPARATION DATE" has the meaning set forth in Section 6.25 of the Separation Agreement.

       1.33. "SUBSIDIARY" has the meaning set forth in Section 6.26 of the Separation Agreement.

       1.34. "401(K) PLAN," when immediately preceded by Ambassadors means the qualified retirement plan of Ambassadors. When immediately preceded by Education, "401(k) Plan" shall mean the qualified retirement plan that Education shall establish, sponsor, and maintain effective as of the Distribution Date or such other date as Ambassadors and Education may mutually agree.

2. GENERAL PRINCIPLES.

       2.1. LIABILITIES. Except as specified otherwise in this Agreement or as mutually agreed upon by Education and Ambassadors, any Liability incurred with respect to Ambassadors Plans by Education as a Participating Company up to the Distribution Date shall be borne solely by Ambassadors, and any Liability incurred with respect to Education Plans, as then, or in the future, may be established, from the Distribution Date forward will be borne solely by Education.

       2.2. ESTABLISHMENT OF EDUCATION PLANS.

              2.2.1. HEALTH AND WELFARE PLANS. Effective as of the Distribution Date, Education shall have in place and will have adopted the Education Health and Welfare Plans.

              2.2.2. 401(K) PLAN. Effective as of the Distribution Date (or such other date as Ambassadors and Education may mutually agree), Education shall establish, or cause to be established, a separate trust, which is intended to be tax-qualified under Code Section 401(a), to be exempt from taxation under Code Section 501(a)(1), and to form the Education 401(k) Plan.

              2.2.3. EQUITY AND OTHER COMPENSATION. Except as specified otherwise in this Agreement, effective on or before the Separation Date (or such other date(s) as Ambassadors and Education may mutually agree), Education shall adopt the Education Equity Participation Plan.

              2.2.4. OTHER PLANS. Except as otherwise specified in this Agreement, effective as of the Distribution Date Education shall adopt certain Education Plans that are specifically tied to its payroll practices, including, without limitation, such Plans that Education deems appropriate.

       2.3. EDUCATION UNDER NO OBLIGATION TO MAINTAIN PLANS. Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude Education, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Education Plan, any benefit under any Education Plan or any trust, insurance policy or funding vehicle related to any Education Plans, or any employment or other service arrangement with Education Employees, consultants or vendors (to the extent permitted by law).

       2.4. EDUCATION'S PARTICIPATION IN AMBASSADORS PLANS.

              2.4.1. PARTICIPATION IN AMBASSADORS PLANS. Except as specified otherwise in this Agreement or as Ambassadors and Education may mutually agree, Education shall, until the Distribution Date, continue to be a Participating Company in the Ambassadors Plans.

              2.4.2. AMBASSADORS'S GENERAL OBLIGATIONS AS PLAN SPONSOR. To the extent that Education is a Participating Company in any Ambassadors Plan, Ambassadors shall continue to administer, or cause to be administered, in accordance with its terms and applicable law, such Ambassadors Plan, and shall have the sole and absolute discretion and authority to interpret the Ambassadors Plan, as set forth therein. Notwithstanding the foregoing, Ambassadors may at any time amend, merge, modify, terminate, eliminate, reduce, or otherwise alter any Ambassadors Plan to the extent permitted by law and the terms of such Ambassadors Plan.

              2.4.3. EDUCATION'S GENERAL OBLIGATIONS AS PARTICIPATING COMPANY. Education shall perform, with respect to its participation in the Ambassadors Plans, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assistance in the administration of claims, to the extent requested by the claims administrator of the applicable Ambassadors Plan; (ii) full cooperation with Ambassadors Plan auditors, benefit personnel and benefit vendors; (iii) preservation of the confidentiality of all financial arrangements Ambassadors has or may have with any vendors, claims administrators, trustees, service providers or any other entity or individual with whom Ambassadors has entered into an agreement relating to the Ambassadors Plans; and (iv) preservation of the confidentiality of participant information (including, without limitation, health information in relation to leaves) to the extent not specified otherwise in this Agreement.

              2.4.4. TERMINATION OF PARTICIPATING COMPANY STATUS. Except as specified otherwise in this Agreement or as mutually agreed upon by Education and Ambassadors, effective as of the Distribution Date, Education shall automatically cease to be a Participating Company in any and all Ambassadors Plans.

       2.5. TERMS OF PARTICIPATION BY EDUCATION EMPLOYEES IN EDUCATION PLANS.

              2.5.1. NON-DUPLICATION OF BENEFITS. Except as specified otherwise in this Agreement or as mutually agreed upon by Education and Ambassadors, effective as of the Distribution Date, Ambassadors and Education shall agree on methods and procedures, including amending the respective Plan documents, to prevent Education Employees from receiving duplicate benefits from the Ambassadors Plans and the Education Plans, except as may be set forth in
              Section 5.3 of this Agreement.

              2.5.2. SERVICE CREDIT. Except as specified otherwise in this Agreement, with respect to Education Employees, Education shall make reasonable efforts to provide that all service and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding Ambassadors Plan shall, as of the Distribution Date, receive full recognition and credit and be taken into account under such Education Plan to the same extent as if such items occurred under such Education Plan, except to the extent that duplication of benefits would result.

3. DEFINED CONTRIBUTION PLAN.

       3.1. 401(K) PLAN.

              3.1.1. 401(K) PLAN TRUST. Effective as of the Distribution Date (or such other date as Ambassadors and Education may mutually agree), Education shall establish, or cause to be established, a separate trust, which is intended to be tax-qualified under Code
              Section 401(a), to be exempt from taxation under Code Section 501(a)(1), and to form the Education 401(k) Plan.

              3.1.2. 401(K) PLAN: ASSUMPTION OF LIABILITIES AND TRANSFER OF ASSETS. Effective as of the Distribution Date (or such other date as Ambassadors and Education may mutually agree): (i) the Education 401(k) Plan shall assume and be solely responsible for all Liabilities relating to, arising out of, or resulting from Education Employees under the Ambassadors 401(k) Plan; and (ii) Ambassadors shall cause the accounts of the Education Employees under the Ambassadors 401(k) Plan that are held by its related trust to be transferred to the Education 401(k) Plan and its related trust, and Education shall cause such transferred accounts to be accepted by such Plan and its related trust. Education and Ambassadors each agree to use their reasonable best efforts to accomplish this 401(k) Plan and related trust spin-off.

              3.1.3. NO DISTRIBUTION TO EDUCATION EMPLOYEES. The Ambassadors 401(k) Plan and the Education 401(k) Plan shall provide that no distribution of account balances shall be made to any Education Employee on account of Education ceasing to be an Affiliate of Ambassadors as of the Distribution Date.

4. HEALTH AND WELFARE PLANS.

       4.1. HEALTH PLANS AS OF THE DISTRIBUTION DATE.

              4.1.1. EDUCATION HEALTH PLANS. As of the Distribution Date (or such other date(s) as Ambassadors and Education may mutually agree), Education shall have established Education Health Plans that will provide coverage for Education Employees (and their eligible dependents). Effective as of the last day of the month in which the Distribution Date occurs, Education Employees shall cease to be covered under the Ambassadors Health Plans, and Education shall be solely responsible for (i) all Liabilities incurred with respect to such Education Health Plans; and (ii) the administration of the Education Health Plans, including, without limitation, the payment of all employer-related costs in establishing and maintaining the Education Health Plans, and for the collection and remittance of employee premiums from such date forward.

              4.1.2. PENDING TREATMENTS. Notwithstanding Subsection 4.1.1 above, all courses of treatment that have begun prior to the Distribution Date with respect to Education Employees (or their eligible dependents) under the applicable Ambassadors Health Plan shall be provided without interruption under the applicable Ambassadors Health Plan until the earlier of: (i) such course of treatment is concluded or discontinued or (ii) 90 days from the date medical attention was first received with respect to such course of treatment ("Uninterrupted Treatment"). For purposes of this
              Section 4.1.2 only, courses of treatment means that a Education Employee, prior to the Distribution Date, has received, and at the Distribution Date is still receiving, medical treatment for a specific illness or injury and such Uninterrupted Treatment is applicable only to that specific illness or injury.

              4.1.3. VENDOR ARRANGEMENTS. If requested by Education and if agreed to by Ambassadors, Ambassadors shall use reasonable efforts in assisting Education to procure, effective as of the Distribution Date (or such other date(s) as Ambassadors and Education may mutually agree), Education Health Plans.

              4.1.4. NO STATUS CHANGE. The transfer or other movement of employment between Ambassadors to Education at any time upon or before the Distribution Date shall neither constitute nor be treated as a "status change" or termination of employment under the Ambassadors Health Plans or the Education Health Plans.

       4.2. HEALTH PLANS THROUGH THE DISTRIBUTION DATE. Except as otherwise agreed by Ambassadors and Education, for the period beginning with the Separation Date and ending on the last day of the month in which the Distribution Date falls (or such other period as Ambassadors and Education may mutually agree), Education Employees shall continue to participate in the Ambassadors Health Plans. Ambassadors shall administer and be responsible for claims incurred under the Ambassadors Health Plans by Education Employees until the last day of the month in which the Distribution Date occurs, subject to the limitations as set forth in
       Section 4.1.2. Any determination made or settlements entered into by Ambassadors with respect to such claims shall be final and binding. Ambassadors shall retain financial and administrative ("run-out") Liability and all related obligations and responsibilities for all claims incurred by Education Employees until the last day of the month in which the Distribution Date occurs, subject to the limitations as set forth in
       Section 4.1.2.

       4.3. SECTION 125 PLANS.

              4.3.1. CAFETERIA PLAN. Education shall, until the Distribution Date (or such other date as Education and Ambassadors may mutually agree), continue to be a Participating Company in the Ambassadors 125 Plan. Effective as of the Distribution Date, Education may establish, in its sole discretion, an Education 125 Plan for the benefit of Education Employees.

              4.3.2. FLEXIBLE SPENDING ACCOUNT PLAN. Until the Distribution Date, Education shall continue to be a Participating Company in the health care spending account and dependent care spending account (the "Ambassadors Flexible Spending Accounts") of the Ambassadors 125 Plan. Effective as of the Distribution Date, Education shall cause to be implemented and shall sponsor a Education health care spending account and dependent care spending account (the "Education Flexible Spending Accounts") for the benefit of Education Employees that is substantially similar to that of the Ambassadors Flexible Spending Accounts.

       4.4. COBRA. Ambassadors shall be responsible for providing COBRA continuation coverage (for the applicable period of time as required by law) to Education Employees and their eligible dependents who become eligible for such coverage prior to the Distribution Date. Effective as of the Distribution Date, Education shall be responsible for providing COBRA continuation coverage to Education Employees and their eligible dependents who become eligible for such coverage on and following the Distribution Date.

       4.5. WORKERS' COMPENSATION PLAN. Effective as of the Distribution Date, or such other date as Ambassadors and Education may mutually agree, Ambassadors shall establish a workers' compensation plan for the benefit of Education Employees.

5. EQUITY AND OTHER COMPENSATION.

       5.1. EQUITY PARTICIPATION PLAN. It is the intent of the parties that, as part of the Distribution, Education Employees exchange their Ambassadors Options for Education Options and that all other holders of Ambassadors Options keep such options subject to the adjustment below. Effective on or before the Separation Date (or such other date as Ambassadors and Education may mutually agree), Education shall establish and sponsor an Equity Participation Plan for the benefit of Education Employees, directors and consultants, which Plan shall be similar in terms to the Ambassadors Equity Participation Plan.

       5.2. ISSUANCE OF EDUCATION STOCK OPTIONS. On the Distribution Date, Education shall issue Education Stock Options pursuant to the Education Equity Participation Plan to each person: (i) who then holds Ambassadors Stock Options pursuant to the Ambassadors Equity Participation Plan, and
       (ii) who is then an Education Employee in exchange for the Ambassadors Stock Options held by each such person. Once exchanged for Education Options, Ambassadors Options held by Education Employees shall be cancelled. The Education Stock Options so issued to each such person shall be identical to the Ambassadors Stock Options held by such person in every respect except as to issuer, number and exercise price. The number and exercise price of the Education Stock Options, and the Ambassadors Stock Options shall be adjusted in accordance with the following provisions.

       5.3 EXERCISE PRICE AND NUMBER OF SHARES OF COMMON STOCK UNDERLYING EDUCATION STOCK OPTIONS. The exercise price of Education Options ("EEP") shall be determined according to the following formula: the pre-Distribution exercise price of the Ambassadors Option ("A") divided by the pre-Distribution price per share of Ambassadors common stock ("B") the quotient of which is multiplied by the post-Distribution price per share of Education common stock ("E"). This formula is expressed mathematically as follows: (A / B) x E. The number of Education Options to be issued in exchange for Ambassadors Options shall be determined according to the following formula: the number of shares of common stock underlying pre-Distribution Ambassadors Options ("D") multiplied by the pre-Distribution exercise price of the Ambassadors Option ("A") the product of which is divided by EEP. This formula is expressed mathematically as follows: (D x A) / EEP.

       5.4 ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES OF COMMON STOCK UNDERLYING AMBASSADORS OPTIONS. The exercise price of the Ambassadors Options after the Distribution Date ("AEP") shall be determined according to the following formula: the pre-Distribution exercise price of the Ambassadors Option ("A") divided by the pre-Distribution price per share of Ambassadors common stock ("B") the quotient of which is multiplied by the post-Distribution price per share of Ambassadors common stock (C"). This formula is expressed mathematically as follows: (A / B) x C. The number of shares of common stock underlying Ambassadors Options after the Distribution Date shall be determined according to the following formula: the number of shares of common stock underlying pre-Distribution Ambassadors Options ("D") multiplied by the pre-Distribution exercise price of the Ambassadors Option ("A") the product of which is divided by AEP. This formula is expressed mathematically as follows: (D x A) / AEP.

       5.5 KEY EMPLOYEES EDUCATION STOCK OPTIONS. In connection with the request for the Tax Ruling, Education has designated certain persons to be "Key Employees." Key Employees shall receive Education Options in addition to those received pursuant to Section 5.4 above, according to the following formula: the number of additional options granted to Key Employees, as a group, shall be an amount equal to five (5%) percent of the outstanding shares of common stock of Education at the Distribution Date ("X") less an amount equal to the difference between the number of shares of common stock underlying post-Distribution Date Education Options (calculated according to Section 5.4 above) held by all Key Employees ("Y") and the number of shares of common stock underlying pre-Distribution Date Ambassadors Options held by all Key Employees ("Z"). This formula is expressed mathematically as follows: X - (Y- Z).

6. ADMINISTRATIVE PROVISIONS.

       6.1. SHARING OF PARTICIPANT INFORMATION. Ambassadors and Education shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Ambassadors Plans and the Education Plans during the respective periods applicable to such Plans as Education and Ambassadors may mutually agree. Ambassadors and Education and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

       6.2. COSTS AND EXPENSES. Education shall bear all costs and expenses, including but not limited to legal and actuarial fees, incurred from and after the Distribution Date in the design, drafting and implementation of any and all plans and compensation structures which it establishes or creates and the amendment of its existing plans or compensation structures.

7. EMPLOYMENT-RELATED MATTERS.

       7.1. NON-SOLICITATION OF EMPLOYEES. Ambassadors and Education each agree that, effective as of the Distribution Date, Ambassadors and Education shall not solicit or recruit, without the other party's express written consent, the other party's employees for a period of one year following the Distribution Date. To the extent this prohibition is waived by way of each party's express written consent, any recruitment efforts by either Ambassadors or Education during the period of one year after the Distribution Date shall be coordinated with appropriate management personnel, as Ambassadors and Education shall mutually agree, of Ambassadors or Education. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a party either: (i) solely as a result of an employee's affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (ii) as a result of an employee's initiative.

       7.2. EMPLOYMENT LITIGATION. CLAIMS. Education shall have sole responsibility for all employment-related claims regarding Education Employees that arise out of facts, acts or omissions occurring on or after the Distribution Date relating to, arising out of, or resulting from their employment with Education. Ambassadors shall have sole responsibility for all employment-related claims by or regarding Ambassadors employees and for all employment-related claims by or regarding Education Employees that arise out of facts, acts or omissions occurring prior to the Distribution Date.

8. GENERAL PROVISIONS.

       8.1. AUTHORITY. Each of the parties hereto represents to the other that
       (i) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

       8.2. AMENDMENT AND EXECUTION. The Boards of Directors of Education and Ambassadors may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals. This Agreement and amendments hereto shall be in writing and executed on behalf of Ambassadors and Education by their respective duly authorized officers and representatives.

       8.3. COUNTERPARTS. This Agreement, including any attachments hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       8.4. EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

       8.5. EFFECT IF SEPARATION AND/OR DISTRIBUTION DOES NOT OCCUR. If the Separation and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date and/or Distribution Date, or otherwise in connection with the Separation and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Education and Ambassadors.

       8.6. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Ambassadors Board of Directors without the approval of Education or of Ambassadors's shareholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

       8.7. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

       8.8. PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Group.

       8.9. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

       8.10. ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

       8.11. ATTACHMENTS. All attachments hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the attachments hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

       8.12. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

       8.13. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       8.14. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law and effect the original intent of the parties.

       8.15. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the time of Distribution.

       8.16. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to the Separation Agreement.

       8.17. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,
       (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with a nationally recognized overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to:

       If to Ambassadors:                           With a copy to:

       Ambassadors International, Inc.              Gerald M. Chizever, Esq.
       1071 Camelback Street                        Richman, Mann, Chizever, Philips & Duboff
       Newport Beach, California 92660              9601 Wilshire Blvd., Penthouse Suite
       Facsimile:                                   Beverly Hills, CA 90210
                                                    Facsimile: 310 274-2831

       If to Education:                             With a copy to:

       Ambassadors Group, Inc.                      Gerald M. Chizever, Esq.
       Dwight D. Eisenhower Building                Richman, Mann, Chizever, Philips & Duboff
       110 South Ferrall Street                     9601 Wilshire Blvd., Penthouse Suite
       Spokane, Washington 99202                    Beverly Hills, CA 90210
       Facsimile:                                   Facsimile: 310 274-2831

       Ambassadors and Education may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this section.

       8.18. WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

       8.19. DISPUTE RESOLUTION. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in the Separation Agreement and shall be resolved exclusively by, in accordance with, and subject to the limitations set forth in the Separation Agreement.

       8.20. FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

Ambassadors International, Inc.,        Ambassadors Group, Inc.,
a Delaware corporation                  a Delaware corporation

By:                                     By:
   -------------------------------         -------------------------------------

Title:                                  Title:
      ----------------------------            ----------------------------------


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